UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2003

1-6880
(Commission File Number)

U.S. BANCORP
 (Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	41-0255900 (I.R.S. Employer Identification Number)

800 Nicollet Mall
Minneapolis, Minnesota 55402
(Address of principal executive offices and zip code)

(612) 973-1111
(Registrant’s telephone number, including area code)

(not applicable)
(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
EX-99.1 Press Release

ITEM 5. OTHER EVENTS.

On February 19, 2003, U.S. Bancorp (the “Company”) announced that its Board of Directors had approved a plan to effect the spin-off of its capital markets business unit, consisting of the investment banking and brokerage activities primarily conducted by its wholly-owned subsidiary, U.S. Bancorp Piper Jaffray Inc. In 2002, the capital markets business unit had average assets of $3.0 billion, generated revenues of $737.3 million (5.8 percent of total revenues) and contributed $1.1 million of net income, representing less than 1 percent of the Company’s consolidated net income. This distribution does not include the brokerage, financial advisory or asset management services offered to customers through the retail brokerage platform of U.S. Bank National Association, U.S. Bancorp Investments, Inc. or U.S. Bancorp Asset Management, Inc. The spin-off would be effected through a tax-free dividend of 100 percent of the Company’s ownership interest in the capital markets business, and the Company would retain $215 million of subordinated debt of the new company. The distribution is subject to certain conditions including SEC registration, regulatory review and approval and a determination that the distribution will be tax-free to the Company and its shareholders. While expected to be completed in the third quarter of 2003, the Company has no obligation to consummate the distribution, whether or not these conditions are satisfied.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

     99.1 Press Release issued by U.S. Bancorp on February 19, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. BANCORP

By /s/ Terrance R. Dolan Terrance R. Dolan Executive Vice President and Controller

     DATE: February 19, 2003